Exhibit 10(b)

UNIFORM MEMBER SUGAR MARKETING AGREEMENT
POOL BASIS

          THIS AGREEMENT, made effective as of the 1st day of September 2001, by and between UNITED SUGARS CORPORATION, a cooperative association organized under the laws of the State of Minnesota (hereinafter referred to as “UNITED”), and MINN-DAK FARMERS COOPERATIVE, a cooperative association organized under the laws of the State of North Dakota (hereinafter referred to as “PROCESSOR”).

WITNESSETH

          WHEREAS, PROCESSOR is a producer-owned and a producer-operated agricultural cooperative which is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C., Sec. 1141j(a)), as amended, and the Capper-Volstead Act of 1922 (7 U.S.C., Sec. 291, 292), and which is engaged in the operation of one or more sugar processing plants for the purpose of producing one or more forms of refined sugar; and

          WHEREAS, UNITED is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C., Sec. 1141j(a)), as amended, and the Capper-Volstead Act of 1922 (7 U.S.C., Sec. 291,292), for the mutual help and benefit of its members (“Member” or “Members”) and for the purposes of acting as a marketing agency for its Members and of engaging in the business of marketing the refined sugar (whether sold in packages or in bulk) produced by its Members, including but not limited to, granulated, liquid, blends, and specialty products; and

          WHEREAS, PROCESSOR is a Member of UNITED and wishes to participate with other Members of UNITED in developing and maintaining a dependable market for certain products produced by PROCESSOR; and

          WHEREAS, UNITED and PROCESSOR desire to enter into a membership marketing agreement on a pool basis.

          NOW, THEREFORE, in consideration of the above, subject to the respective terms, conditions, and obligations of PROCESSOR and UNITED herein, UNITED and PROCESSOR agree as follows:

          1.        Definitions. As used in this Agreement, the following terms shall have the following meanings:

                    “Allocation” means the amount of sugar PROCESSOR is authorized to market if Allotments are implemented pursuant to the Allotment Statute.

                    “Allotments” means an overall allotment of sugar processed from domestically produced sugarcane and sugar beets, as defined and contemplated by the Allotment Statute.

                    “Allotment Statute” means 7 USC § 1359aa, et. seq. (1991) and amendments thereto, or subsequent statutes providing for marketing allotments.

                    “Assets Costs” shall mean carrying costs of assets associated with Product shipping, packaging, warehousing (including all costs historically included by UNITED as warehousing costs), and storage functions, including depreciation and interest.

                    “Beet Processing Season” means the period of time generally from September through August during which a Beet Producer processes beets, thick juice and extract into refined sugar.

                    “Beet Producer” means a Member that processes beets and thick juice into refined sugar.

                    “Buyer” is a third party purchaser of Finished Product from UNITED.

                    “Co-Mingle” means (i) Finished Product of PROCESSOR that is stored by UNITED in a warehouse or stationary storage facility that is owned or leased by UNITED; or (ii) Product which has been further processed by UNITED.

                    “Cane Processing Season” means the period of time generally from mid-October through March during which time a Cane Producer processes cane into feedstock for a refinery.

                    “Cane Producer” means a Member that processes cane into refined sugar. “Crop Year” means the crop year established by the Beet Producers for their own business operations.

                    “Fiscal Year” means the fiscal year of UNITED, which begins on September 1 and ends on August 31.

                    “Force Majeure” means any (i) fire, freeze, accident, explosion, construction delay, hurricane, flood, act of God, inability to obtain electric power or fuel, inability to obtain any required permits or licenses, government law, directive or regulation; or the effect of the application of any governmental law, directive or regulation, or any like contingency, beyond a party’s reasonable ability to control or avoid; and (ii) labor dispute or strike, from whatever cause arising and regardless of whether the demands of the employees involved are reasonable and within the affected party’s power to concede.

                    “Finished Product” or “Finished Products” means those Products that have been granulated or otherwise made ready for marketing to third parties.

                    “Member” means a member or shareholder of UNITED who is entitled to vote.

                    “Net Selling Price” means the gross proceeds realized by UNITED from sales of Products produced by PROCESSOR and the other Members in the Primary Pool, less expenses directly attributable to the Primary Pool, including all costs, charges or expenses attributable to the marketing and sale of pooled Products, including without limitation salaries, wages and other benefits of UNITED’s employees, office expense and appropriate consulting fees, and all costs of transportation of the pooled Products.

                    “Operating Costs” means operating costs associated with Product shipping, packaging, warehousing (including all costs historically included by UNITED as warehousing costs) and storage functions including, without limitation, labor (including direct and indirect costs, such as employee benefits, insurance, etc.), supplies, and utilities.

                    “Pool Year” means the pool year of the Primary Pool, which coincides with the Fiscal Year of UNITED, which begins on September 1 and ends on August 31.

                    “Primary Pool” means Product of each Member that is pooled for each Fiscal Year with Products of other Members as agreed to in Section 6.1.

                    “Product” or “Products” means refined sugar produced by PROCESSOR during the term of this Agreement, including but not limited to, granulated, liquid, blends, specialty products, standard liquor, thick juice, extract and other forms of ungranulated sugar.

                    “Pro Rata Share” shall be equal to a fraction, with PROCESSOR’s estimated annual production of Product (on a sugar equivalent basis) included in the Primary Pool as the numerator and total estimated annual pool production of Product (on a sugar equivalent basis) for PROCESSOR and the Members included in the Primary Pool as the denominator.

                    “Purchased Sugar” means Product that is purchased by a Member from a third party or from another Member.

                    “Term” has the meaning set forth in Section 17.

                    “Transgenic Variety” means a variety of seed which will produce a plant that contains a gene or genes that have been artificially inserted instead of the plant acquiring the gene or genes through pollination.

          2.        Appointment of UNITED as Sales Agent.

          2.1      United Appointed Sales Agent. PROCESSOR appoints and designates UNITED to act as its sole worldwide agent in the sale and marketing of the Products. UNITED accepts such appointment and agrees to act as the sales agent and pool administrator in accordance with the terms of this Agreement. PROCESSOR agrees that UNITED may employ all such persons and agencies as it determines to be necessary to carry out its obligations under this Agreement. It is understood and agreed that UNITED may market Products under the various trademarks and trade names of PROCESSOR (if any) pursuant to a royalty free license agreement with respect to such trademarks and trade names, the form of which agreement shall be mutually agreed upon by PROCESSOR and UNITED.

          2.2      United Authorized to Pass Title. UNITED agrees, and is hereby empowered by PROCESSOR, to sell in its own name, and pass title on behalf of PROCESSOR, all Product produced by PROCESSOR during the Term of this Agreement to such purchasers, at such time or times, at such place or places, in such manner and on such prices or terms as UNITED determines to be in the best interests of PROCESSOR and other Members of UNITED.

          2.3      Products not included in this Agreement. UNITED shall have no rights, and nothing herein contained shall be deemed to create rights in UNITED, in and to any other products produced by PROCESSOR (other than refined sugar).

          2.4      Procurement of Additional Product. It is understood and agreed that UNITED may from time to time procure certain Products from third parties in order to meet the requirements of sales contracts or as otherwise determined to be in the best interest of PROCESSOR and the other Members of UNITED. PROCESSOR and UNITED agree that UNITED shall act as an agent for PROCESSOR in connection with such purchases of Products and that the costs of acquiring such Products and revenues received from the sale of such Products shall be allocated to PROCESSOR and other Members of UNITED on the same basis as allocations from the pool for which the Products were purchased.

          3.        Packaging. PROCESSOR intends to have the capacity to sell Product in bulk as well as in packages. It is understood that production and packaging constraints will limit the volume and mix of packages that can be produced at any one time, and accordingly, UNITED agrees to coordinate orders for packaged Product taking into consideration PROCESSOR’s production and packaging limitations.

          4.        Production and Delivery.

          4.1      Timing of Production. It is anticipated that PROCESSOR will produce Finished Products during its campaign on an approximately even monthly schedule. However, PROCESSOR acknowledges that UNITED’s requirements may be greater in certain specified months and less in others. Accordingly, subject to mutual agreement of the parties, UNITED will endeavor to coordinate demands with PROCESSOR’s production and storage capacities. At UNITED’s request, PROCESSOR will attempt to maximize production in any month in order to accommodate customer demand.

          4.2      Product Production Schedules. PROCESSOR shall provide to UNITED by June 1 of each Fiscal Year during the Term a preliminary estimated production schedule (specifying volume and dates) of Product for the next following Fiscal Year and will provide a revised estimated production schedule of Product by July 1 of each such year, reflecting any changes from the June preliminary estimate. UNITED and PROCESSOR shall jointly develop a production and delivery schedule plan for each Fiscal Year that will attempt to accommodate, as much as reasonably possible, the dual goals of maximizing the price to be paid to

PROCESSOR and maximizing production efficiencies, with the objective of selling all of PROCESSOR’s production of Product each year.

          4.3      Weekly Delivery Amounts. Estimated weekly delivery schedules of Finished Product, including quantities, and bulk and packaging requirements for each week of each month, shall be agreed upon by the parties at least seven (7) days in advance of the month to which they apply. The parties shall use reasonable efforts, recognizing customer demand, to accommodate each other in setting such schedules.

          5.        Billing and Collection. All sales made by UNITED shall be billed on invoices of UNITED and all receipts shall be collected by UNITED.

          6.        Pooling of Product.

          6.1      Agreement to Pool Product. UNITED and PROCESSOR agree that the Products to be sold by UNITED hereunder shall be pooled for each Fiscal Year with Products of the other Members of UNITED in the Primary Pool. UNITED by action of its Executive Committee shall have the discretion to create additional pools as deemed reasonably necessary for the equitable treatment of all Members and to create accounting standards for such additional pools.

          6.2      Adjustments for Beet Producers. In order to include sales of carry-over Product produced by a Beet Producer in a given Beet Processing Season in the Primary Pool applicable to the Fiscal Year in which the Beet Processing Season occurred, even though delivery may occur following August 31 of such year, the Product to be included in calculating UNITED’s Primary Pool in each Fiscal Year shall be the amount of Product (on a sugar equivalent basis) produced by the Beet Producer during the applicable Fiscal Year.

          6.3      Adjustments for Cane Producers. In order to coordinate the Cane Processing Season with the Beet Processing Season, the amount of cane Product for a Cane Producer to be included in calculating the Primary Pool for the Fiscal Year ending August 31, 2001 shall be the amount of cane Product (on a sugar equivalent basis) produced by the Cane Producer during the Fiscal Year ending August 31, 2001, less the cane Product (on a sugar equivalent basis) produced by the Cane Producer that was allocated to the prior Fiscal Year, with the difference multiplied by 1.141. The amount of cane Product for a Cane Producer to be included in calculating the Primary Pool for each succeeding Fiscal Year shall be the amount of cane Product (on a sugar equivalent basis) produced by the Cane Producer during the applicable Fiscal Year, less the cane Product (on a sugar equivalent basis) produced by the Cane Producer that was allocated to the prior Fiscal Year, with the difference multiplied by 1.141.

          7.        Price for Product.

          7.1      Price. UNITED shall pay to PROCESSOR the PROCESSOR’s Pro Rata Share of the Net Selling Price for all Products sold by UNITED hereunder.

          7.2      Timing of Payment to Members. As sales of Finished Product are made by UNITED from the Primary Pool, the gross cash receipts received by UNITED from the sale of such Finished Products shall be paid daily to PROCESSOR and the other Primary Pool participants on the basis of their estimated proportionate share of the Finished Product to be produced by PROCESSOR and each of the other participants in the Primary Pool during that Fiscal year. Because gross cash receipts are distributed daily, UNITED shall borrow from its line of credit in order to cover its monthly operating costs, subject to prompt reimbursement by PROCESSOR of PROCESSOR’s Pro Rata Share of the expenses (such expenses are set forth in the definition of Net Selling Price) that are incurred by UNITED during the month.

          7.3      Adjustments for Changes to Production Estimates. The determination of PROCESSOR’s proportionate share of gross cash receipts shall be based on UNITED’s best estimate of the amount of Finished Products anticipated to be produced in such year by PROCESSOR and each other participant in the Primary Pool, and shall be adjusted by UNITED periodically as production figures are more precisely determined. Such adjustments shall reflect an interest charge to be paid by any Primary Pool participant who has received excess distributions based on the preliminary production estimates and such interest shall be paid to the Primary Pool participant(s) who received less than full distributions. For purposes of this paragraph, interest charges shall be the prime rate as published in the Wall Street Journal for the period in question. As soon as exact information and production figures are available, UNITED shall determine PROCESSOR’s final proportionate share of the gross cash receipts for the Primary Pool during the Fiscal Year, and appropriate adjustments, together with interest charges as provided above, shall be made. The final accounting for the Primary Pool shall be made no later than the ninetieth day following the last day of each Fiscal Year.

          8.        UNITED’s Books and Records. UNITED shall keep accurate records of costs, sales, and distributions of Primary Pool proceeds in accordance with sound and generally accepted accounting practices. Said records shall be at all reasonable times fully available for inspection and copying by PROCESSOR or its certified public accountants. All records of the Primary Pool and any special pool that is created shall be audited annually by UNITED’s regular Independent Certified Public Auditors and the audit report made available to PROCESSOR.

          9.        Budget of Marketing Costs. UNITED shall prepare an annual budget or estimate of all direct and indirect marketing costs for the Primary Pool. It is the intention of UNITED to secure independent financing for costs associated with the marketing of Products as reflected in the budget.

          10.       Product Specifications, Quality Standards, and Handling of Products of Substandard Quality.

          10.1     Specifications. PROCESSOR agrees to comply with UNITED’s Specifications for Products, which specifications prescribe standards and procedures for quality control, storage, and shipment of Products, and which are attached hereto as Schedule A. In addition, PROCESSOR agrees to comply with UNITED’s Quality Assurance Policy that is attached hereto as Schedule B. Any changes to the specifications or Quality Assurance Policy shall be mutually agreed upon by UNITED and the Members.

          10.2     State and Federal Regulations. All Products delivered to or at the order of UNITED shall conform to quality and other standards prescribed by applicable state and federal rules and regulations.

          10.3     Substandard Product. Product that fails to meet the specifications or the Quality Assurance Policy and which cannot be sold without discounting, shall be considered substandard for purposes of this Agreement. Product of substandard quality shall be withheld from the Primary Pool and marketed by UNITED, with proceeds of the sale of such Product, less all direct and indirect selling expenses, distributed to PROCESSOR; in the alternative, PROCESSOR and UNITED may mutually agree that Product of substandard quality may remain in the Primary Pool and be charged with the additional costs relating to the substandard quality of the Product, including any necessary discounts.

          11.       Storage of Product. PROCESSOR shall store its Product as the parties shall mutually agree; provided however, that with respect to storage by either PROCESSOR or UNITED, the parties shall utilize reasonably available storage methods that result in the lowest total cost to the Primary Pool. At the earliest reasonable time after processing commences in each Fiscal Year and as soon as Product has begun to be placed in storage, PROCESSOR shall deliver daily Product inventory reports to UNITED. All Product included in the daily inventory shall be included in the Primary Pool for the appropriate Fiscal Year even though the Product remains on the premises of PROCESSOR.

          12.       Risk of Loss and Insurance.

          12.1     Risk of Loss. PROCESSOR covenants and agrees that it shall bear the risk of loss of any Product produced by PROCESSOR until the Product is delivered to the Buyer; provided however, that risk of loss shall pass to UNITED before delivery to the Buyer if the Product is Co-Mingled. Regardless of which party bears the risk of loss, the PROCESSOR shall continue to be the owner of the Product until the Product is sold to the Buyer. Whenever UNITED shall have possession or control over the Product prior to sale to the Buyer, UNITED shall act strictly as custodian thereof in accordance with the provisions of this Agreement.

          12.2     Processor to Maintain Insurance. PROCESSOR covenants and agrees, at its sole cost and at all times during the Term of this Agreement, to maintain in force an insurance policy or policies covering loss, theft or damage to the Products from any cause whatsoever until the shipment of the same to the Buyer, in amounts not less than the full insurable value thereof, and product liability insurance in amounts required by UNITED from time to time, which product liability insurance shall name UNITED as an additional or a named insured.

          12.3     UNITED to Maintain Insurance. UNITED covenants and agrees, at all times during the Term of this Agreement, to maintain in force during the period for which it bears the risk of loss, an insurance policy or policies covering loss, theft or damage to the Products from any cause whatsoever in amounts not less than the full insurable value thereof, and product liability insurance in amounts deemed reasonable by UNITED, which product liability insurance shall name PROCESSOR as an additional or named insured.

          12.4     Certificates of Insurance. Insurance policies shall be taken out with responsible insurance companies licensed to write insurance in Minnesota, in the case of UNITED, and in the appropriate state, in the case of PROCESSOR, and each shall not be canceled or altered without ten days’ written notice to UNITED and PROCESSOR. Each party shall furnish the other party with certificates of insurance for policies required hereunder, together with a summary of the terms and conditions of the policy or policies, and the date on which the same expire.

          13.       Orders. Regardless of factory or warehouse designation, the proceeds from sales orders shall be credited to the Primary Pool for the appropriate Fiscal Year. UNITED shall consider car loadings, points of destination, capacity of tanks or warehouses, size of inventories stored therein and other pertinent factors in selecting the factory, warehouse or warehouses from which delivery shall be made.

          14.       Logistics Function. UNITED shall be responsible for performing all normal logistics functions relating to the shipment of all Products produced at PROCESSOR’s plant. Direct or indirect costs of UNITED associated with the performance of the logistics functions related to Products shall be a marketing expense of the Primary Pool.

          15.       Information from PROCESSOR. PROCESSOR shall, whenever requested by UNITED, furnish to UNITED production and related statistical data for Products prepared on a daily basis, and shall make its books and records related thereto available at all reasonable times for inspection by UNITED. PROCESSOR shall not be required to release information concerning PROCESSOR’s proprietary processes or costs (other than reimbursable Asset Costs and Operating Costs) which costs shall be provided in sufficient detail to satisfy UNITED’s reasonable requirements in connection with the reimbursements provided for in Section 16 hereof), or other confidential financial information. PROCESSOR further agrees, upon request of UNITED, to furnish UNITED with samples of Products for grading or selling purposes.

          16.       Pool Expenses Incurred By PROCESSOR.

          16.1     PROCESSOR shall be reimbursed out of the Primary Pool for its Asset Costs and its Operating Costs; provided however, that storage costs of thick juice from beets or raw cane refinery feedstock shall only be reimbursable pursuant to the Storage Reimbursement Guidelines set forth in Schedule C.

          16.2     UNITED shall credit the PROCESSOR for Asset Costs and Operating Costs within thirty (30) days of submission of PROCESSOR’s written cost breakdown. In the event there is a dispute regarding the amount of such reimbursement, UNITED shall credit the undisputed amount and if the parties are unable to resolve the disputed amounts within thirty (30) days from the date payment is due, the controversy shall be resolved in the manner provided in Section 21 hereof.

          16.3     PROCESSOR shall, prior to the construction or installation of any new assets to be charged to the Primary Pool, obtain approval from UNITED for such construction or installation.

          17.       Term of Agreement: Termination.

          17.1     Term. The term of this Agreement shall commence on the date hereof and shall continue through August 31, 2003 (the “Initial Term”) and from Fiscal Year to Fiscal Year thereafter (the “Renewal Terms”) until terminated as provided herein. “Term” shall mean the initial term and any Renewal Terms, as provided herein.

          17.2     Termination by Producer by Reason of Dissent. During the Term, PROCESSOR shall have the right to terminate this Agreement, without penalty, by Notice delivered to UNITED twelve months prior to the effective date of termination, if the PROCESSOR dissents from any of the following actions taken by UNITED:

17.2.1.	Changes in UNITED’s strategic plan;

17.2.2.	Merger of or acquisition by UNITED;

17.2.3.	Amendment to the Articles of Incorporation or By-Laws of UNITED; or

17.2.4.	Admission of a new member into UNITED.

          17.3     Termination by Either Party After the Initial Term. Either party has the right to terminate this Agreement at the end of the Initial Term and thereafter by giving written notice by registered mail to the other party of such termination as follows:

17.3.1.	Notice of termination to be effective at the conclusion of the Initial Term shall be given prior to May 1, 2002.

17.3.2.

Notice of termination to be effective at the conclusion of a Renewal Term shall be given prior to May 1 of a given year to be effective on August 31 of the subsequent year (e.g., notice given on April 30, 2004 is effective August 31, 2005).

          17.4     Termination Pursuant to the By-Laws of the UNITED. In the event membership in UNITED is terminated pursuant to the provisions of the By-Laws of UNITED, this Agreement shall terminate effective the date of termination of membership; provided, however, that UNITED shall have the obligation to purchase from PROCESSOR and the PROCESSOR shall have the obligation to sell Products in the quantities and under the payment terms provided in this Agreement for the next succeeding twelve (12) month period following termination; further provided, that in no event shall UNITED or PROCESSOR be required to take any actions that could jeopardize UNITED’s status as a common marketing agent under Capper-Volstead Act.

          17.5     Performance Following Termination.

17.5.1.

Following termination of this Agreement, as provided in Sections 17.1, 17.2, or 17.3 above, PROCESSOR shall have the obligation to sell its Pro Rata Share of any Product for which UNITED has, as of the date of notice of termination, made commitment to deliver to a third party Buyer under the payment terms provided for in this Agreement.

17.5.2.

The rights and obligations with respect to the marketing of PROCESSOR’s Products shall continue in effect until all of such pooled Products have been sold by UNITED and PROCESSOR’s pro-rata share of the Net Selling Price from sales of Primary Pool Products produced by UNITED’s Members during such years and reimbursable costs and expenses have been distributed to PROCESSOR and UNITED’s Members.

          18.       Representations, Warranties, and Indemnifications.

          18.1     Representations By Processor. PROCESSOR represents and warrants that it is not under contract or obligation to sell, market, consign or deliver any of the Products committed to the pools under this Agreement to any other person, firm, association, corporation or other entity. Further, PROCESSOR shall defend and hold harmless UNITED from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any such prior agreement, contract or arrangement or the termination or cancellation of any prior agreements, contracts or arrangements.

          18.2     Representations By UNITED. UNITED represents and warrants that it has the power and authority to enter into this Agreement, sell the Products committed to the pools and otherwise to fulfill its obligations under this Agreement. Further, UNITED shall defend and hold harmless PROCESSOR and its employees, agents and shareholders, from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any sales by UNITED of Products hereunder.

          18.3     Indemnification By PROCESSOR. PROCESSOR hereby agrees to indemnify and hold harmless, UNITED, its Members, and their respective employees, from and against any claims, losses or liabilities arising out of, or resulting from, the production, on-site storage or loading of any Products which are marketed by UNITED pursuant to this Agreement.

          18.4     Transgenic Variety. PROCESSOR warrants and represents that it will not, without the prior written consent of UNITED, knowingly deliver any Product to UNITED or to a Buyer that is grown using a Transgenic Variety. UNITED and PROCESSOR further agree that any consent provided by UNITED under this Section 18.4 shall not be effective until

UNITED also delivers to PROCESSOR the unanimous written consent of all Members of UNITED to the delivery by the PROCESSOR of Product that is grown using a Transgenic Variety. PROCESSOR shall indemnify, defend and hold UNITED and each of its Members and their respective directors, officers, employees, representatives and agents (each an “Indemnitee”) harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses, product recall and/or re-routing expenses and other incidental, consequential, special and punitive damages) (collectively, the “Liabilities”) imposed upon, incurred by or asserted against the Indemnitee that result directly from the knowing delivery by PROCESSOR of any Product that is grown using a Transgenic Variety pursuant to this Agreement. UNITED and PROCESSOR agree that the other Members of UNITED are third party beneficiaries to the representations and warranties contained in this Section 18.4.

          18.5     Indemnification By UNITED. UNITED hereby agrees to indemnify and hold harmless, PROCESSOR, and its employees, agents and shareholders from and against any claims, losses or liabilities arising out of, or resulting from, the actions or omissions of UNITED, its employees or agents with respect to the Product, from and after the time risk of loss of PROCESSOR’s Product transfers.

          18.6     Conformance with Articles and Bylaws. PROCESSOR accepts and agrees to conform to and abide by the provisions of the Articles of Incorporation and Bylaws of UNITED and all amendments thereto during the Term of this Agreement.

          18.7     Non-Waiver of Rights. PROCESSOR agrees that UNITED shall have all rights and remedies provided by law and in the Bylaws of UNITED in the event of a breach or threatened breach by PROCESSOR of this Agreement. UNITED represents that all other Members either have entered into or will be required to enter into identical Member marketing agreements for the marketing of pooled Products produced by the other Members.

          19.       Marketing Allotments and Allocations.

          19.1     Allocation is Property of PROCESSOR. In the event Allotments and Allocations are implemented pursuant to the Allotment Statute, any Allocation attributable to PROCESSOR shall be the property of PROCESSOR.

          19.2     Product in Excess of Allocation.

19.2.1.	Products in excess of PROCESSOR’s Allocation shall not be included in the Primary Pool but will be marketed as follows:

19.2.1.1.

By PROCESSOR, to a non-Member processor, and not to a domestic user or consumer of sugar; provided however, that UNITED shall be reimbursed for all direct costs relating to the storage or handling of any such Product by UNITED;

19.2.1.2

In the alternative, PROCESSOR and UNITED may mutually agree that Products in excess of PROCESSOR’s Allocation shall be marketed by UNITED as part of an alternative or separate pool that is created for each affected PROCESSOR. If UNITED markets the Product that is in excess of the PROCESSOR’s allocation, PROCESSOR may elect to have Product in excess of its Allocation marketed by UNITED in the current year (in the export market or other markets that do not violate the Allotment Statute) or carried over by UNITED to the next Fiscal Year;

	19.2.1.3	Nothing in this Section 19.2.1 shall preclude PROCESSOR from selling Product in excess of its Allocation to another Member.

19.2.2

In the event PROCESSOR has Product in excess of its Allocation that is being stored by UNITED, any additional incremental costs incurred as a result of such storage shall be charged to PROCESSOR as part of the operation of the separate pool and shall not be shared by other participants in the Primary Pool.

          19.3     Net Selling Price When Allocations Implemented. In the event of Allotments and Allocations, Net Selling Price of Primary Pool and net selling price of non-Primary Pool Product shall be determined in a manner consistent with the provisions of Section 7 of this Agreement; provided that (i) in the case of the Primary pool, shall be based upon the volume of PROCESSOR’S actual production that is not in excess of PROCESSOR’S Allocation, and (ii) in the case of a non-Primary Pool, shall be based upon the volume of PROCESSOR’S Product that is in the non-Primary Pool. Purchased Sugar shall be included in the Pro Rata Share (subject to adjustment pursuant to Section 7.2) and included in the Primary Pool, but the sum of PROCESSOR’S actual production and the quantity of Purchased Sugar shall not exceed the Allocation of the PROCESSOR.

          20.       Force Majeure.

          20.1     Notification and Efforts to Minimize. Neither party shall be liable to the other for failure to perform any part of this Agreement if such failure results from the occurrence of an event of Force Majeure, provided that the party affected by the event (i) notifies the other party of such event promptly upon learning of the occurrence of the event, such Notice (as hereinafter defined) to include the anticipated effect of such event on the performance of such party under this Agreement and (ii) uses its best efforts to minimize delays and/or non-performance caused by such event.

          20.2     Release from Liability. Each party shall be completely released from all liability to the other arising as a consequence of any excused performance caused by an event of Force Majeure, including, but not limited to, all claims for incidental, special or consequential damages.

          21.       Dispute Resolution.

          21.1     Agreement to Arbitrate. Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be resolved amicably between the parties shall be finally resolved by arbitration in Chicago, Illinois, or such other location as may be mutually agreed upon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”); provided however, that the plaintiff in any claim for damages exceeding $10,000,000 may seek judicial resolution in any court of competent jurisdiction and shall not be subject to this Section. Any arbitration shall be held before a panel of three (3) arbitrators mutually agreed to between the parties, one of whom shall be familiar with the sugar industry. If the parties are unable to agree upon the selection and appointment of arbitrators within thirty (30) days of a written demand for arbitration, then arbitrators shall be appointed by the AAA pursuant to its Commercial Arbitration Rules.

          21.2     Discovery. In connection with any such arbitration, the parties further agree to participate in the exchange of information and documentation through discovery pursuant to the rules established by the arbitrators.

          21.3     Authority of Arbitrators. The arbitrators shall have full authority to render any form of legal or equitable relief to address the parties’ dispute, including an award of monetary damages and/or injunctive relief; provided, however, that in no event shall the arbitrators have the power to include any element of punitive or exemplary damages in the arbitration award. Judgment upon any award for any legal or equitable relief so rendered by the arbitrators shall be considered final and binding and may be entered in any state or federal court of competent jurisdiction.

          22.       Complete Agreement. The parties agree that this Agreement constitutes the complete agreement of the parties with respect to the subject matter hereto and there are no oral or other conditions, promises, representations or inducements in addition to oral variance with any of the terms hereof, and that this contract represents the voluntary and clear understanding of both parties fully and completely.

          23.        Assignment. Neither PROCESSOR nor UNITED may assign this Agreement without prior written consent of the other party and the other Members who have entered into identical pool marketing agreements with UNITED.

          24.       Waiver of Breach. No waiver of a breach of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

          25.       Notices. Whenever notice is required by the terms hereof, it shall be given in writing by delivery or by certified or registered mail addressed to the other party at the following address or such other address as a party shall designate by appropriate notice:

If to UNITED:

UNITED SUGARS CORPORATION
7801 E. Bush Lake Road
Bloomington, Minnesota 55439
Attn: President

With a copy to:

Robert G. Hensley, Esq.
Dorsey & Whitney LLP
220 South 6th Street
Minneapolis, Minnesota 55101

If to PROCESSOR:

MINN-DAK FARMERS COOPERATIVE
7525 Red River Road
Route 1, Box 10
Wahpeton, ND 58075
Attention: CEO

If notice is given by mail, it shall be effective two (2) days after mailing.

          26.       Construction of Terms of Agreement: Modification. The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto. Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any defining, limiting or amplifying the provisions hereof. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall not be modified in any manner except by an instrument in writing executed by the parties hereto. In the event any term, covenant, or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

          27.       Successors and Assigns. Subject to the other provisions of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties hereto and their successors and assigns.

          IN WITNESS WHEREOF, UNITED and PROCESSOR have executed this Agreement effective the day and year first above written.

UNITED SUGARS CORPORATION

By:	/s/ Tom McKenna

Its:	President

MINN-DAK FARMERS COOPERATIVE

By:	/s/ David H. Roche

Its:	President and CEO

Schedule A
{Section 10.1}

Specifications for Products
(Attached)

THIS SECTION IS INCORPORATED BY REFERENCE FROM THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1998 AS FILED ON NOVEMBER 24, 1998.

Schedule B

{Section 10.1}

Quality Assurance Policy

PURPOSE:

The purpose of the Quality Assurance function at UNITED is to provide guidance and direction to operational groups in the development, implementation and maintenance of Quality Systems. Quality Systems are those systems designed to assure products and services of the Member companies meet the expectations of the targeted customer segments.

The Quality Assurance group will accomplish this through development, implementation and audit of systems and standards that will be developed and implemented that define customer expectations as well as documenting the performance of the Member companies against those standards.

STRATEGY:

The vehicle through which the above will be accomplished will be a system of documented policies and procedures defining the activities that will occur within each of the operational groups providing product for sale.

The basis for those policies and procedures will be a combination of FDA requirements as well as standards communicated by UNITED’s primary customer segments.

Policies and procedures that will be defined, include but are not limited to:

Product Safety/Regulatory (FDA):

*	Good Manufacturing Practices (21 CFR Part 110 of the Food Drug and Cosmetic Act).

*	HACCP (Hazards Analysis and Critical Control Points)

(The two systems noted above are made up of a number of audit and process management activities designed to assure the safety of the product that is produced, stored and distributed by internal facilities as well as outside agents of the company [i.e. copack facilities, facilities that produce and ship product under agreement with UNITED and Outside Distribution Facilities/Public Warehouses]).

Product Quality/Functionality

*	Product Standards for each product sold and distributed through UNITED will be defined. Standards (for product as shipped) will typically be defined by any or all of the following:
*Flavor/Odor
*Color
*Moisture
*Ash
*Sediment
*Visible Specks
*Floc
*Invert
*Specific Rotation
*Granulation
*Density
*Flowability
*Pesticides/heavy metals
*Specific trace element analysis
As defined by the customer segment (i.e. bottling and National Formulary)
*Microbiology standards

*	Process Control Systems/Documentation

Process Control Systems are those control systems by which each producing facility manages their process to produce product which meet the approved product standards as shipped.

Each Member facility will document, through a Standard Operating Procedures format, the methods utilized to assure processes are operated in a consistent controllable manner.

Schedule C
{Section 16.1}

Parameters for Including Tanks as an Expense of the Primary Pool
UNITED SUGARS

The PROCESSOR’s shall be reimbursed out of the Primary Pool for its storage costs of thick juice from beets or raw cane refinery feedstock only if, in the judgment of UNITED, there is a benefit to the Primary Pool. The assets costs associated with the storage of thick juice in tanks and the storage of raw sugar will be an expense of the Primary Pool when the use/increased use of these assets at UNITED’s request will lower the overall costs to the Primary Pool. Generally, this would happen anytime UNITED forces increased use of the these tanks or raw storage over and above what is already incorporated into the member’s annual plant production schedule for that campaign.

In the event UNITED requests the use/increased use of assets for the storage of thick juice in tanks or the storage of raw sugar, the Primary Pool shall pay the PROCESSOR’s asset costs as follows:

For each month (regardless of the number of days of storage used by UNITED during such month) that UNITED requests use of tanks or raw storage, the PROCESSOR shall be reimbursed for 1/12th of its annual asset cost for the utilized storage.

The storage requested by UNITED and the subsequent withdrawal from storage shall be on a first-in, first-out basis with respect to PROCESSOR’s total storage.

The storage rate charged by PROCESSOR for the use of tanks or raw storage shall be calculated based upon the percentage of storage utilized by UNITED multiplied by PROCESSOR’s average cost of all tanks or raw storage that are routinely utilized by PROCESSOR for storage of thick juice or raw cane refinery feedstock.

PROCESSOR shall be reimbursed for incremental refining costs that directly result from reimbursable storage covered by this Schedule C.

SECOND AMENDED
UNIFORM MEMBER SUGAR MARKETING AGREEMENT
POOL BASIS

          THIS SECOND AMENDED UNIFORM MEMBER SUGAR MARKETING AGREEMENT (“SECOND AMENDED AGREEMENT”), made effective as of the 17th day of May, 2002, by and between UNITED SUGARS CORPORATION, a cooperative association organized under the laws of the State of Minnesota (hereinafter referred to as “UNITED”), and MINN-DAK FARMERS COOPERATIVE, a cooperative association organized under the laws of the State of North Dakota, (hereinafter referred to as “PROCESSOR”), as follows:

WITNESSETH

          WHEREAS, PROCESSOR and UNITED entered into a Uniform Member Sugar Marketing Agreement effective September 1, 2001 (“Marketing Agreement”) regarding the marketing of certain Products (as defined in the Marketing Agreement);

          WHEREAS, UNITED STATES SUGAR COMPANY and UNITED entered into a First Amended Uniform Member Marketing Agreement effective January 15, 2002 that related only to UNITED STATES SUGAR COMPANY and the method of disbursing receipts to a cane processor under Section 7.2 of the Marketing Agreement1; and

          WHEREAS, PROCESSOR and UNITED desire to enter into this Second Amended Agreement in order to clarify the disbursement of cash to Members under the Marketing Agreement.

          NOW, THEREFORE, in consideration of the above, subject to the respective terms, conditions, and obligations of PROCESSOR and UNITED herein, UNITED and PROCESSOR agree as follows:

          1.          Amendment to Section 7.2. Section 7.2 of the Marketing Agreement shall be deleted in its entirety and replaced with the following paragraph:

7.2       Timing of Payment to Members. As sales of Finished Product are made by UNITED from the Primary Pool, the gross cash receipts received by UNITED from the sale of such Finished Products shall be paid daily to PROCESSOR and the other Primary Pool participants on the basis of their estimated proportionate share of the Finished Product, reduced by in-process inventories on hand at the beginning of the year, to be produced by PROCESSOR and each of the other participants in the Primary Pool during that Fiscal year.     The formula set forth in Section 6.3 (Adjustments for Cane Producers) shall be utilized to adjust Cane Producer’s production during the

[1]	There is not a First Amended Uniform Member Marketing Agreement for SMBSC, ACSC, or MDFC.

Fiscal Year for the purpose of determining Cane Producer’s estimated proportionate share, and the payment of gross cash receipts to Cane Producer shall be adjusted accordingly. Because gross cash receipts are distributed daily, UNITED shall borrow from its line of credit in order to cover its monthly operating costs. Such monthly operating costs shall be promptly reimbursed to UNITED by PROCESSOR on the same basis described above regarding daily cash distributions so that PROCESSOR pays its Pro Rata Share of the expenses that are incurred by UNITED during the Fiscal Year.

          2.          Complete Agreement. The parties agree that this Second Amended Agreement and the Marketing Agreement constitute the complete agreement of the parties with respect to the subject matter hereto and there are no oral or other conditions, promises, representations or inducements in addition to oral variance with any of the terms hereof, and that this contract represents the voluntary and clear understanding of both parties fully and completely.

          IN WITNESS WHEREOF, UNITED and PROCESSOR have executed this Second Amended Agreement effective the day and year first above written.

UNITED SUGARS CORPORATION

By:	/s/ Tom McKenna

Its:	President

MINN-DAK FARMERS COOPERATIVE

By:	/s/ David H. Roche

Its:	President and CEO

THIRD AMENDED
UNIFORM MEMBER SUGAR MARKETING AGREEMENT
POOL BASIS

          THIS THIRD AMENDED UNIFORM MEMBER SUGAR MARKETING AGREEMENT (“THIRD AMENDED AGREEMENT”), made effective as of the 27th day of September, 2002, by and between UNITED SUGARS CORPORATION, a cooperative association organized under the laws of the State of Minnesota (hereinafter referred to as “UNITED”), and MINN-DAK FARMERS COOPERATIVE, a cooperative association organized under the laws of the State of North Dakota, (hereinafter referred to as “PROCESSOR”), as follows:

WITNESSETH

          WHEREAS, PROCESSOR and UNITED entered into a Uniform Member Sugar Marketing Agreement effective September 1, 2001 (“Marketing Agreement”) regarding the marketing of certain Products (as defined in the Marketing Agreement);

          WHEREAS, UNITED STATES SUGAR CORPORATION and UNITED entered into a First Amended Uniform Member Sugar Marketing Agreement effective January 15, 2002 that related only to UNITED STATES SUGAR CORPORATION and the method of disbursing receipts to a cane processor under Section 7.2 of the Marketing Agreement2; and

          WHEREAS, PROCESSOR and the other Members of UNITED entered into a Second Amended Uniform Member Sugar Marketing Agreement effective May 17, 2002 that related to the method of disbursing receipts to Members; and

          WHEREAS, PROCESSOR and UNITED desire to enter into this Third Amended Agreement in order to modify the provisions of Section 12 of the Marketing Agreement.

          NOW, THEREFORE, in consideration of the above, subject to the respective terms, conditions, and obligations of PROCESSOR and UNITED herein, UNITED and PROCESSOR agree as follows:

1.       Amendment to Section 2.2. Section 2.2 of the Marketing Agreement shall be deleted in its entirety and replaced with the following paragraph:

UNITED agrees, and is hereby empowered by PROCESSOR, during the term of this Agreement, to sell all Product produced by PROCESSOR to such purchasers, at such time or times, at such place or places, in such manner, and on such prices or terms, as UNITED determines to be in the best interests of PROCESSOR and the other Members of UNITED.

[2]	There is not a First Amended Uniform Member Sugar Marketing Agreement for SMBSC, ACSC, or MDFC.

2. Amendment to Section 12. Sections 12.1 through 12.4 of the Marketing Agreement shall be deleted in their entirety and replaced with the following paragraphs:

12.	Transfer of Title, Risk of Loss, and Insurance.

12.1   Title and Risk of Loss. Effective with shipments made on or after October 1, 2002, with respect to Product that UNITED has requested to be shipped by PROCESSOR, title to such Product shall pass to United on the date the Product is shipped by PROCESSOR from PROCESSOR’s facility: (i) to UNITED; (ii) to a warehouse owned or leased by UNITED; (iii) to a party acquiring Product from UNITED, or (iv) to a customer of UNITED. PROCESSOR covenants and agrees that it shall bear the risk of loss of Product produced by PROCESSOR until title is transferred to UNITED. UNITED covenants and agrees that it shall bear the risk of loss of Product once title is transferred to UNITED. With the prior written consent of all Members of UNITED, PROCESSOR and UNITED may also mutually agree to: (i) transfer to UNITED the title to Product shipped from PROCESSOR’s facility before October 1, 2002, and in such event, risk of loss shall pass to UNITED upon the transfer of title to UNITED; or (ii) to transfer the title to Product to UNITED that has not been shipped by PROCESSOR, and in such event, risk of loss shall pass to UNITED as to be mutually agreed upon by PROCESSOR, UNITED, and the Members.

12.2   Processor to Maintain Insurance. PROCESSOR covenants and agrees, at its sole cost and at all times during the Term of this Agreement, to maintain in force an insurance policy or policies covering loss, theft or damage to the Products from any cause whatsoever until the transfer of title to UNITED, in amounts not less than the full insurable value thereof, and product liability insurance in amounts required by UNITED from time to time, which product liability insurance shall name UNITED as an additional or a named insured.

12.3   UNITED to Maintain Insurance. UNITED covenants and agrees, at all times during the Term of this Agreement, to maintain in force during the period it has title to Product, an insurance policy or policies covering loss, theft or damage to the Products from any cause whatsoever in amounts not less than the full insurable value thereof, and product liability insurance in amounts deemed reasonable by UNITED, which product liability insurance shall name PROCESSOR as an additional or named insured.

12.4 Certificates of Insurance. Insurance policies shall be taken out with responsible insurance companies licensed to write insurance in Minnesota, in the case of UNITED, and in the appropriate state, in the case of PROCESSOR, and each shall not be canceled or altered without ten days’ written notice to UNITED and PROCESSOR. Each party shall furnish the other party with certificates of insurance for policies required hereunder, together with a summary of the terms and conditions of the policy or policies, and the date on which the same expire.

3.       Complete Agreement and Counterparts. The parties agree that this Third Amended Agreement and the Marketing Agreement, as amended, constitute the complete agreement of the parties with respect to the subject matter hereto and there are no oral or other conditions, promises, representations or inducements in addition to oral variance with any of the terms hereof, and that this contract represents the voluntary and clear understanding of both parties fully and completely. This Third Amended Agreement may be executed in separate counterparts and, when taken together, shall constitute a fully executed agreement of the parties.

          IN WITNESS WHEREOF, UNITED and PROCESSOR have executed this Third Amended Agreement effective the day and year first above written.

UNITED SUGARS CORPORATION

By:	/s/ Tom McKenna

Its:	President

MINN-DAK FARMERS COOPERATIVE

By:	/s/ David H. Roche

Its:	President and CEO

FIFTH AMENDED
UNIFORM MEMBER SUGAR MARKETING AGREEMENT
POOL BASIS

          THIS FIFTH AMENDED UNIFORM MEMBER SUGAR MARKETING AGREEMENT (“FIFTH AMENDED AGREEMENT”), made effective as of the 19th day of November, 2002, by and between UNITED SUGARS CORPORATION, a cooperative association organized under the laws of the State of Minnesota (hereinafter referred to as “UNITED”), and MINN-DAK FARMERS COOPERATIVE, a cooperative association organized under the laws of the State of North Dakota, (hereinafter referred to as “PROCESSOR”), as follows:

WITNESSETH

          WHEREAS, PROCESSOR and UNITED entered into a Uniform Member Sugar Marketing Agreement effective September 1, 2001 (“Marketing Agreement”) regarding the marketing of certain Products (as defined in the Marketing Agreement);

          WHEREAS, UNITED STATES SUGAR CORPORATION and UNITED entered into a First Amended Uniform Member Sugar Marketing Agreement effective January 15, 2002 that related only to UNITED STATES SUGAR CORPORATION and the method of disbursing receipts to a cane processor under Section 7.2 of the Marketing Agreement3; and

          WHEREAS, PROCESSOR and the other Members of UNITED entered into a Second Amended Uniform Member Sugar Marketing Agreement effective May 17, 2002 that related to the method of disbursing receipts to Members; and

          WHEREAS, PROCESSOR and the other Members of UNITED entered into a Third Amended Uniform Member Sugar Marketing Agreement effective September 27, 2002 that related to the transfer of title to Product; and

          WHEREAS, SOUTHERN MINNESOTA BEET SUGAR COOPERATIVE and UNITED entered into a Fourth Amended Uniform Member Sugar Marketing Agreement4 effective September 27, 2002 regarding thick juice; and

          WHEREAS, on November 19, 2002 the Commodity Credit Corporation provided written clarification to USC concerning the transfer of title to Product and PROCESSOR and UNITED desire to enter into this Fifth Amended Uniform Member Sugar Marketing

[3]	There is not a First Amended Uniform Member Sugar Marketing Agreement for SMBSC, ACSC, or MDFC.

[4]	There is not a Fourth Amended Uniform Member Sugar Marketing Agreement for MDFC, ACSC, or USSC.

Agreement in order to rescind the Third Amended Uniform Member Sugar Marketing Agreement; and

          NOW, THEREFORE, in consideration of the above, subject to the respective terms, conditions, and obligations of PROCESSOR and UNITED herein, UNITED and PROCESSOR agree as follows:

1.       Rescission of Third Amended Uniform Member Sugar Marketing Agreement. The Third Amended Uniform Member Sugar Marketing Agreement is hereby rescinded effective November 19, 2002.

2.       Complete Agreement and Counterparts. The parties agree that this Fifth Amended Agreement and the Marketing Agreement, as amended, constitute the complete agreement of the parties with respect to the subject matter hereto and there are no oral or other conditions, promises, representations or inducements in addition to oral variance with any of the terms hereof, and that this contract represents the voluntary and clear understanding of both parties fully and completely. This Fifth Amended Agreement may be executed in separate counterparts and, when taken together, shall constitute a fully executed agreement of the parties.

          IN WITNESS WHEREOF, UNITED and PROCESSOR have executed this Fifth Amended Agreement effective the day and year first above written.

UNITED SUGARS CORPORATION

By:	/s/	John Doxsie

Its:		President

MINN-DAK FARMERS COOPERATIVE

By:	/s/	David H. Roche

Its:		President and CEO